Exhibit 10.45

COREBRIDGE EXECUTIVE SEVERANCE PLAN
Effective January 1, 2023

The Board of Directors (the “Board”) of Corebridge Financial, Inc., a Delaware corporation (the “Company”), has adopted this Corebridge Executive Severance Plan (the “Plan”), effective as January 1, 2022 (the “Effective Date”). Capitalized terms not defined herein have the meanings provided in the Glossary of Terms.

I.Purpose
The Plan is maintained for the purpose of providing severance payments and benefits for a select group of management or highly compensated employees covered by the Plan whose employment is terminated under the circumstances set forth in the Plan.
II.Term
The Plan became effective on the Effective Date and shall continue until terminated by the Board or a committee thereof as may be designated by the Board from time to time to administer the Plan (the Board and any such designated committee of the Board referred to herein as the “Committee”).
III.Eligibility
The employees eligible to participate in the Plan at any time (the “Eligible Employees”) shall be comprised of each employee who (1) is a full-time employee in grade level 27 or above, or who is a full-time employee and was in grade level 27 or above in the twelve (12) months immediately prior to the date of termination, at the time of the termination of his or her employment or (2) was eligible to participate in the American International Group, Inc. Amended and Restated Executive Severance Plan, first effective as of March 11, 2008 and as amended as of December 4, 2012 (an “Old AIG Plan Participant”). Notwithstanding the foregoing, if an employee has an employment agreement (or other agreement or arrangement) that provides for payment of severance in connection with a “Covered Termination” (as defined in Section IV below), the employee will not be an Eligible Employee; provided that payment of statutorily required severance shall not prohibit an employee from being an Eligible Employee.
IV.Severance
Subject to Section IV.E below, an Eligible Employee shall be entitled to receive the benefits described in this Section IV if he or she experiences a “Covered Termination”; provided that such benefits shall be modified as contemplated by Section IV.I of the Plan to comply with local laws, bylaws, statutes, regulations, codes of practice or applicable guidance issued by a governmental department or regulatory authority (together referred to as “Local Law”) for any employee whose primary worksite is outside of the United States but is not classified as a Mobile Overseas Personnel; and provided, further, that any Eligible Employee who experiences a “Covered Termination” and is entitled to statutorily required severance shall receive the greater of such statutorily required severance and the benefits described in this Section IV or shall have his or her benefits described in this Section IV reduced by the statutorily required severance paid to the Eligible Employee, as required by applicable law.
A “Covered Termination” shall mean:
(1) for all Eligible Employees, a termination of service during the term of the Plan for any reason other than the Eligible Employee’s: (a) death; (b) Disability; (c) resignation (including any resignation that an Eligible Employee may assert was a constructive discharge); or (d) termination by the Company or its subsidiaries for

Exhibit 10.45
Cause (for purposes of the Plan, the term subsidiaries shall be deemed to include both direct and indirect subsidiaries); and
(2) notwithstanding paragraph (1) above, for any Eligible Employees in grade level 27 or above, such Eligible Employee’s termination of service during the term of the Plan as a result of resignation from his or her employment for Good Reason.
A “CIC Covered Termination” shall mean a Covered Termination within twenty-four (24) months following a Change in Control.
Unless otherwise stated in the Plan, for purposes of an Eligible Employee’s employment under the Plan, “termination” of employment or service shall mean the date upon which the Eligible Employee ceases to perform his or her employment duties and responsibilities for the Company and/or each of its subsidiaries and, to the extent consistent with the foregoing, shall be the “last day worked/end work date” that is coded in the payroll system applicable to the Eligible Employee. Solely for purposes of this Plan, an Eligible Employee’s grade level shall be deemed to be the highest grade level at which the Eligible Employee was employed in the twelve (12) months immediately prior to his or her date of termination.
A.Accrued Wages and Expense Reimbursements
If an Eligible Employee experiences a Covered Termination, the Eligible Employee shall receive: (1) accrued wages due through the date of termination in accordance with the Eligible Employee’s employer’s normal payroll practices; (2) reimbursement for any unreimbursed business expenses properly incurred by the Eligible Employee prior to the date of termination in accordance with Company policy (and for which the Eligible Employee has submitted proper documentation as may be required by the Company, with such documentation and each reimbursement to occur not later than one (1) year after the Eligible Employee’s date of termination); and (3) any accrued but unused vacation pay in a lump sum paid within two and one-half (2½) months after the end of the calendar year in which the Eligible Employee’s date of termination occurs (the “Termination Year”).
B.Severance, Generally
Except as provided in Section IV.C below, in the event of a Covered Termination, an Eligible Employee shall be entitled to receive the following:
1.With respect to an Eligible Employee’s annual short-term incentive award (“STI Award”) under the American International Group, Inc. (“AIG”) or Corebridge Financial, Inc. Short-Term Incentive Plan applicable to the Eligible Employee (the “STI Plan”), an Eligible Employee shall receive:
a.The “Prior Year Incentive” as calculated below.
i.If the date of termination is after the end of the applicable STI Plan performance year, but prior to the Threshold/First Payment Date with respect to an STI Award, an amount equal to the Eligible Employee’s STI Target for such performance year as adjusted for the actual performance of the Company and/or applicable business unit or function, as determined by the Chief Executive Officer of the Company (the “CEO”) in his or her sole discretion (except that, with respect to Eligible Employees whom the CEO designates as being members of his or her executive leadership team (the “ELT”), such determination shall be made by the Committee in its sole discretion).
(x)    For purposes of this section, Threshold/First Payment Date will mean the date such STI Award is paid.

Exhibit 10.45
(y)    For purposes of this section, an Eligible Employee’s “STI Target” will mean the target annual incentive amount assigned to such Eligible Employee for a performance year pursuant to the STI Plan.
ii.In all events, such amounts will be paid at the same time as they are paid to similarly situated active employees with similar STI Awards, and will be subject to the same deferral, clawback and repayment terms. For point of clarity, the Prior Year Incentive payments to the Eligible Employees covered under the Corebridge Clawback Policy (the “Company Clawback Policy”), as may be amended from time to time, are subject to forfeiture and/or repayment to the extent provided for in such policy.
b.The “Pro Rata Incentive” for the Termination Year as calculated below.
i.Subject to paragraph (b)(ii) immediately below, for the Termination Year, a Pro-Rated portion of an amount equal to (A) in the event of a Covered Termination other than a CIC Covered Termination, the Eligible Employee’s STI Target as adjusted for the actual performance of the Company and/or applicable business unit or function, as determined by the CEO in his or her sole discretion (except that, with respect to the Eligible Employees whom the CEO classifies as being members of his or her ELT, such determination shall be made by the Committee in its sole discretion) (the “Performance Adjusted STI Target”), or (B) in the event of a CIC Covered Termination, the greater of the Eligible Employee’s STI Target and the Performance Adjusted STI Target.
(x)    For purposes of this section, “Pro Rated” will mean a fraction the numerator of which is the number of full months in the Termination Year that the Eligible Employee was actively employed or on an approved leave of absence during which the Eligible Employee was receiving salary continuation from a Company payroll and the denominator of which is twelve (12).
(y)    If the Covered Termination occurs within twelve (12) months following a reduction in the Eligible Employee’s annual base salary and/or short-term incentive opportunity (other than a reduction resulting from a Board approved program generally applicable to similarly situated employees), for purposes of this section, the STI Target shall be the greater of the Eligible Employee’s STI Target in effect on the date of the Covered Termination and the Eligible Employee’s STI Target in effect on the day immediately prior to such reduction.
ii.To the extent an Eligible Employee experiences a Covered Termination (other than a CIC Covered Termination) prior to April 1 of the Termination Year, no Pro Rata Incentive shall be paid (it being understood that to the extent an Eligible Employee experiences a CIC Covered Termination, the Eligible Employee will be entitled to the Pro Rata Incentive set forth in paragraph (b)(i)).
iii.All Pro Rata Incentive payments will be paid at the same time or times as they are paid to similarly situated active employees with similar STI Awards, and will be subject to the same deferral, clawback and repayment terms. For point of clarity, the Pro Rata Incentive payments to the Eligible Employees covered under the Company Clawback Policy, as may be amended from time to time, are subject to forfeiture and/or repayment to the extent provided for in such policy.

Exhibit 10.45
For the avoidance of doubt, in no event shall an Eligible Employee be entitled to a duplication of any amounts payable under this paragraph (1)(b) or paragraph (1)(a) above and under the terms of the STI Plan as a result of his or her Covered Termination.
2.A lump sum cash payment equal to the product of: (a) a “Multiplier” (as defined below) times (b) the sum of:
i.the greater of actual base salary earned by the Eligible Employee over the twelve (12) months immediately prior to the date of termination and the Eligible Employee’s annualized base salary rate as of the date of termination; plus
ii.(A) in the event of a Covered Termination other than a CIC Covered Termination, the average of the Eligible Employee’s annual short-term incentive bonus actually paid for the three (3) most recently completed calendar years preceding the Termination Year for which annual short-term incentive bonuses had generally been paid, or (B) in the event of a CIC Covered Termination, the greater of (x) the Eligible Employee’s STI Target for the Termination Year, and (y) the average of the Eligible Employee’s annual short-term incentive bonus actually paid for the three (3) most recently completed calendar years preceding the Termination Year for which annual short-term incentive bonuses had generally been paid.
Such amount will be paid as soon as practicable following the Covered Termination but in no event later than sixty (60) days thereafter. In the event of any unanticipated circumstances that result in the Company, in its sole discretion, paying such amount later than sixty (60) days following the Covered Termination, in no event will such amount be paid later than March 15th of the year immediately following the Termination Year. Notwithstanding the foregoing, (x) if the Covered Termination occurs within twelve (12) months following a reduction in the Eligible Employee’s annual base salary and/or short-term incentive opportunity (other than a reduction resulting from a Board-approved program generally applicable to similarly situated employees), the payment due under this paragraph (2) shall be calculated as if the Covered Termination occurred on the day immediately prior to such reduction (using the Eligible Employee’s grade level on the day immediately prior to such reduction for purposes of the Multiplier) and (y) if an Eligible Employee resigns for Good Reason after twelve (12) months but before twenty-four (24) months following the event giving rise to Good Reason, the amount described in clause (i) of this paragraph (2) shall be the greater of actual base salary earned by the Eligible Employee over the twelve (12) months immediately prior to the event giving rise to Good Reason and the Eligible Employee’s annualized base salary rate immediately prior to the event giving rise to Good Reason.
The “Multiplier” shall be as follows:
(a)For an Eligible Employee in grade level 27 or 28: (a) 1 in the event of a Covered Termination; or (b) 1.5 in the event of a CIC Covered Termination; and
(b)For an Eligible Employee in grade level 29 or above: (a) 1.5 in the event of a Covered Termination; or (b) 2 in the event of CIC Covered Termination.
3.For purposes of paragraph (1)(b) above, if no STI Target is established for an Eligible Employee for the Termination Year, in lieu of the STI Target, the Pro Rata Incentive shall be calculated using the average of the Eligible Employee’s annual short-term incentive bonuses paid with respect to the three (3) most recently completed calendar years preceding the Termination Year for which annual short-term incentive bonuses had generally been paid; provided that (x) if the Eligible Employee was not employed for all years that would otherwise be included in the average, the Eligible Employee’s STI Target with respect to the most recently completed calendar year preceding the Termination Year in which the

Exhibit 10.45
Eligible Employee was employed shall be used and (y) if the Eligible Employee received no annual short-term incentive bonus for one of the years that would otherwise be included in the average as a result of an approved leave of absence, the Eligible Employee’s STI Target with respect to the most recently completed calendar year preceding the Termination Year in which such condition did not apply shall be used.
4.With respect to paragraph 2 above, (a) if the Eligible Employee was not employed for all years that would otherwise be included in the average, the average shall be computed based on each such year in which the Eligible Employee was employed; (b) if the Eligible Employee earns or is awarded no short-term incentive bonus for one of the years that would otherwise be included in the average as a result of an approved leave of absence, the average shall be computed by using the three (3) most recently completed calendar years preceding the calendar year of termination in which such condition did not apply; and (c) if an Eligible Employee was not employed long enough for the Eligible Employee’s first short-term incentive bonus to be paid, the Eligible Employee’s target short-term incentive bonus shall be used in lieu of the average described above.
5.Notwithstanding anything contained herein to the contrary, if an Eligible Employee was employed by AIG or any of its subsidiaries prior to the Effective Date, to the extent applicable, the average of such Eligible Employee’s annual short-term incentive bonuses shall include bonus amounts paid by AIG or its subsidiaries for periods prior to the Effective Date.
C.Severance for Old AIG Plan Participants
1.If an Old AIG Plan Participant experiences a Covered Termination, he or she shall receive (a) the Prior Year Incentive (if applicable), (b) the Pro Rata Incentive and (c) severance equal to (i) for an Old AIG Plan Participant below grade level 27, the “Old AIG Plan Benefit” (as defined below) or (ii) for an Old AIG Plan Participant in grade level 27 or above, (x) the Old AIG Plan Benefit plus (y) the difference, if any, between the amount provided in Section IV.B(2) and the “Old AIG Plan Benefit” (the “New Plan Payment”).
2.The “Old AIG Plan Benefit” shall be the sum of the following, divided by twelve (12), and then multiplied by the number of months in the “Severance Period” (as defined below) applicable to the Old AIG Plan Participant:
(a)Annual base salary as of the date of termination; plus
(b)The average of the Old AIG Plan Participant’s “Annual Cash Bonuses” (as defined below) awarded and paid with respect to the three (3) most recently completed calendar years preceding the Termination Year (including any year in which the bonus was zero); provided that: (i) if the date of termination occurs during a calendar year before the time that Annual Cash Bonuses have generally been paid out to employees for the prior calendar year’s performance, the average shall be computed based on the second, third and fourth calendar years prior to the calendar year in which the termination occurs, (ii) if the Old AIG Plan Participant was not employed for all years that would otherwise be included in the average, the average shall be computed based on each such year in which the Old AIG Plan Participant was employed and (iii) if the Old AIG Plan Participant earns or is awarded no bonus for one of the years that would otherwise be included in the average as a result of an approved leave of absence, the average shall be computed by using the three (3) most recently completed calendar years preceding the Termination Year in which such condition did not apply. Solely for purposes of the Plan, “Annual Cash Bonus” means any performance based, year-end cash bonus

Exhibit 10.45
or a cash bonus in lieu of a year-end cash bonus, and the amount of any Annual Cash Bonus awarded and paid shall include any amount of such bonus voluntarily deferred by the Old AIG Plan Participant, as applicable.
Notwithstanding anything contained herein to the contrary, if an Eligible Employee was employed by AIG or any of its subsidiaries prior to the Effective Date, to the extent applicable, the average of such Eligible Employee’s annual short-term incentive bonuses shall include bonus amounts paid by AIG or its subsidiaries for periods prior to the Effective Date.
3.The “Severance Period” shall be:
(a)For each Old AIG Plan Participant who was a Senior Vice President or higher of AIG as of January 1, 2014 (the “Transition Date”) (or, if earlier, the date of termination), twenty-four (24) months; and
(b)For all other Old AIG Plan Participants, one (1) month per year of service with the Company up to a maximum of twelve (12) months, except that (i) no Old AIG Plan Participant shall have a Severance Period of less than six (6) months regardless of years of service and (ii) any Old AIG Plan Participant who was also eligible to receive benefits under the American International Group, Inc. Executive Severance Plan that was terminated as of June 26, 2008 (the “Initial Plan”) shall be entitled to a Severance Period that is no shorter than what would have been provided to such Old AIG Plan Participant under the terms of the Initial Plan if such Old AIG Plan Participant had been terminated on December 31, 2007. For the avoidance of doubt, the Severance Period for an Old AIG Plan Participant who is a Senior Vice President solely of a subsidiary of AIG (and not of AIG) shall be determined under this Section IV.C(3)(b).
For Covered Terminations on or after the Transition Date, the Old AIG Plan Benefit will be paid in a lump sum in accordance with the payment timing set forth in Section IV.B(2).
Any New Plan Payment will be paid in a lump sum in accordance with the payment timing set forth in Section IV.B(2) (provided that any Pro Rata Incentive will be paid in accordance with the payment timing set forth in Section IV.B(1)(b) and any Prior Year Incentive will be paid in accordance with the payment timing set forth in Section IV.B(1)(a)).
D.Continued Health and Life Insurance Coverage and Participation in Retiree Health and Retiree Life for Eligible Employees
If an Eligible Employee experiences a Covered Termination, the Eligible Employee shall be entitled to continued health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), if applicable, for a period in accordance with the requirements under COBRA; provided, however, that the Eligible Employee shall be solely responsible for paying the full cost of the monthly premiums for such COBRA coverage; and provided, further, that such coverage shall not be provided if during such period the Eligible Employee is or becomes ineligible under the provisions of COBRA for continuing coverage. Any Eligible Employee who experiences a Covered Termination will receive one (1) year of additional service credit and credit for additional age solely for purposes of determining the Eligible Employee’s eligibility to participate in any Company retiree health plan and, if eligible, may choose to participate in any such plan as of his or her date of termination at the applicable rate or pay for COBRA coverage, if applicable. If such an Eligible Employee chooses to pay for COBRA coverage and retains such coverage for the full COBRA period, the Eligible Employee may participate in the applicable Company retiree health plan(s) following the COBRA period.
If an Eligible Employee experiences a Covered Termination, the Eligible Employee shall also be entitled to an additional lump-sum payment of forty thousand dollars

Exhibit 10.45
($40,000) (the “Supplemental Health & Life Payment”). The Supplemental Health & Life Payment may, among other things, be payable towards COBRA healthcare and life insurance coverage after the Eligible Employee’s date of termination.
E.Limitations on Severance; Reductions of Severance
The amounts described in Subsections B through D of this Section IV (collectively referred to as “Severance”) are subject to the provisions set forth under Section V, as well as to the Eligible Employee’s continued compliance with any applicable release and/or restrictive covenant agreement (referred to generically as the “Release”) that the Company may require under other compensation arrangements, any applicable employment agreement or the release pursuant to Section VI below. Failure to execute or adhere to such a Release, or the revocation of such a Release, by the Eligible Employee shall result in a forfeiture of all Severance under the Plan. (For the avoidance of doubt, any severance installment or other Severance benefit due under the terms of the Plan shall be forfeited to the extent such payment would have otherwise been due but for the Eligible Employee’s failure to provide the Company with a duly executed and effective Release.) Nothing herein shall preclude the Company in its sole discretion from requiring the Eligible Employee to enter into other such releases or agreements as a condition to receiving Severance under the Plan.
F.Code Section 409A
Payments under the Plan are intended to satisfy the “short-term deferral exception” under section 409A of the Internal Revenue Code of 1986, as amended (“Code section 409A”).
The Plan Administrator (as defined in Section VII.A) will have full authority to give effect to the intent of this Section IV.F.
G.Covenants and for “Cause” Terminations
Notwithstanding anything to the contrary in the Plan, (1) if at any time the Eligible Employee breaches any of the provisions of a Release, or revokes it, or (2) if within one (1) year after the last payment of Severance under the Plan, with respect to any Eligible Employee under the purview of the Committee, the Committee or, with respect to any other Eligible Employee, the Senior C&B Executive determines that grounds existed, on or prior to the date of termination of the Eligible Employee’s employment with the Company, including prior to the Effective Date, for the Company to terminate the Eligible Employee’s employment for “Cause”:
1.no further payments or benefits shall be due under this Section IV; and
2.the Eligible Employee shall be obligated to repay to the Company, immediately and in a cash lump sum, the amount of any Severance benefits (other than any amounts received by the Eligible Employee under Section IV.D) previously received by the Eligible Employee (which shall, for the avoidance of doubt, be calculated on a pre-tax basis);
provided that the Eligible Employee shall in all events be entitled to receive accrued wages, expense reimbursement and accrued but unused vacation pay as set forth in Section IV.A above.
H.No Rights
Other than as provided in this Section IV, an Eligible Employee shall have no rights to any compensation or any other benefits under the Plan. All other benefits, if any, due to the Eligible Employee following the date of termination shall be determined in accordance with the plans, policies and practices of the Company or any subsidiary of the

Exhibit 10.45
Company in effect on the date of termination. Whether the Eligible Employee’s employment has terminated for purposes of any Company plan or arrangement shall be determined on the basis of the applicable terms of the plan or arrangement.
I.Non U.S. Participants
To the extent the Local Laws of a country or non-U.S. jurisdiction in which an Eligible Employee works would prohibit any provision, feature or requirement of the Plan, or such Local Laws, an applicable collective bargaining of similar collective agreement, the determination of a court or other adjudicative body or an Eligible Employee’s contract of employment would require that the benefits provided under the Plan be duplicative of or in addition to other Company or subsidiary or employer provided or paid severance benefits or termination-related benefits to which such Eligible Employee is entitled, the Commitee hereby delegates to the Senior HR Attorney and the Senior C&B Executive, the responsibility to develop a written appendix to the Plan specific to such country or non-U.S. jurisdiction that addresses the problematic provision, feature or requirement while maintaining as much of the intent and goals of the Plan as possible and also complying with Local Laws. The Senior HR Attorney and Senior C&B Executive will share such appendix with all Eligible Employees in such country or non-U.S. jurisdiction, and will maintain an inventory of all such appendices. The Senior HR Attorney and the Senior C&B Executive shall periodically review such appendices to confirm that they remain permissible, enforceable, and in accordance with Local Law.
V.No Duplication; No Mitigation
A.No Duplication
The Plan is not intended to, and shall not result in any duplication of payments or benefits to any Eligible Employee. The Committee shall be authorized to interpret the Plan to give effect to the preceding sentence.
B.No Mitigation
In order for an Eligible Employee to receive the Severance described in the Plan, the Eligible Employee shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under the Plan, and there shall be no offset against any amounts due under the Plan on account of any remuneration attributable to any subsequent employment that the Eligible Employee may obtain.
C.Certain Excise Taxes Associated with a Change of Control
In the event it is determined that any payment or benefit (within the meaning of Section 280G(B)(2) of the Code) to an Eligible Employee or for his or her benefit paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise in connection with, or arising out of, the Employee’s employment (“Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Eligible Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the total Payments shall be reduced to the extent the payment of such amounts would cause the Eligible Employee’s total Payments to constitute an “excess parachute payment” under Section 280G of the Code and by reason of such excess parachute payment the Eligible Employee would be subject to an Excise Tax, but only if the after-tax value of the Payments calculated with the foregoing restriction exceed those calculated without the foregoing restriction. Any reduction in payments and/or benefits required by this provision will occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to the Eligible Employee. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for equity awards. If two (2) or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. All

Exhibit 10.45
determinations under this paragraph shall be made at the expense of the Company by a nationally recognized public accounting or consulting firm selected by the Company. Such determination shall be binding upon the Eligible Employee and the Company in the absence of manifest error. To the extent the terms of this paragraph conflict with the terms of an equity award granted pursuant to the Eligible Employee, this paragraph shall control.
VI.Release and Restrictive Covenant Agreement
The Company may require and condition payment of the Severance on the Eligible Employee’s execution of a Release in the form attached to the Plan as Exhibit A, as such Release may be modified by the Senior HR Attorney and the Senior C&B Executive or their designee(s); provided, however, that such Release must be executed within sixty (60) days after the date of termination; provided, further, that if the Local Laws of a country or non-U.S. jurisdiction in which an Eligible Employee works would not permit all or a portion of the Release to be structured or executed in the form attached hereto, the Senior HR Attorney and the Senior C&B Executive or their designee(s) shall have the discretion to create a release that incorporates as much of the Release as possible while also complying with such Local Laws.
VII.Plan Administration
A.Committee
The Plan shall be interpreted, administered and operated by the Committee, which shall have the complete authority, in its sole discretion, subject to the express provisions of the Plan, to interpret the Plan, adopt any rules and regulations for carrying out the Plan as may be appropriate and decide any and all matters and make any and all determinations arising under or otherwise necessary or advisable for the administration of the Plan. All interpretations and decisions by the Committee shall be final, conclusive and binding on all parties affected thereby, and shall supersede any decisions or actions by the “Claims Administrator” (as defined below). Notwithstanding the foregoing, the Committee shall have the right to delegate to any individual member of the Committee or to any executive of the Company any of the Committee’s authority under the Plan; provided that no person shall act as Plan Administrator in any matter directly relating to his or her eligibility or amount of Severance under the Plan. The Committee and/or the member of the Committee or the executive of the Company delegated any authority under the Plan shall be referred to in the Plan as the “Plan Administrator.”
B.Expenses and Liabilities
All expenses and liabilities that the Plan Administrator and the Claims Administrator incur in connection with the administration of the Plan shall be borne by the Company. The Plan Administrator and the Claims Administrator may employ attorneys, consultants, accountants, appraisers, brokers or other persons in connection with such administration, and the Plan Administrator, the Claims Administrator, the Company and the Company’s officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Committee or any executive delegated by the Committee as Plan Administrator or the Claims Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, and all members of the Committee and any executive delegated by the Committee as the Plan Administrator or the Claims Administrator shall be fully protected by the Company in respect of any such action, determination or interpretation to the extent permitted by (a) the Company’s certificate of incorporation; (b) the Company’s bylaws; and (c) applicable law.

Exhibit 10.45
VIII.Termination and Amendment
A.Termination
The Committee may terminate the Plan in accordance with Section II; provided that no termination shall adversely affect the payments or benefits to which any Eligible Employee has become entitled by virtue of a Covered Termination occurring before the time of termination of the Plan.
B.Amendment
In addition, the Committee may, at any time, amend the Plan in any manner it determines in good faith is necessary or appropriate. For the avoidance of doubt, amendments under the preceding sentence may be material and adverse to the Eligible Employees. In addition, if an employee was not an Eligible Employee because he or she had an employment agreement (or other agreement or arrangement) that contemplated payment of severance with respect to any termination, the Committee may amend the Plan to exclude such employee without notice to such employee (notwithstanding the expiration of such agreement or arrangement) if it determines that in good faith that such exclusion is necessary to comply with Code section 409A.
Notwithstanding the foregoing, the Committee’s rights and powers to amend the Plan shall be delegated to the Senior C&B Executive who shall have the right to amend the Plan with respect to (i) amendments required by relevant law, regulation or ruling, (ii) amendments that are not expected to have a material financial impact on the Company, (iii) amendments that can reasonably be characterized as technical or ministerial in nature, or (iv) amendments that have previously been approved in concept by the Committee. Notwithstanding the foregoing delegation, the Senior C&B Executive shall not have the power to make an amendment to the Plan that could reasonably be expected to result in a termination of the Plan or a change in the structure or the powers, duties or responsibilities of the Committee, unless such amendment is approved or ratified by the Committee.
C.Notice of Termination or Amendment
The Company shall not be required to provide notice to any person related to the termination or amendment of the Plan.
IX.Claims and Appeals Procedures
The following claim review and claim appeal procedures apply to all claims of any nature related to the Plan. For purposes of the Plan, the “Claims Administrator” is the Company’s most senior executive whose responsibility it is to oversee both the Corporate Compensation Department and the Corporate Benefits Department; provided, however, if that aforementioned position is vacant, then the Company’s senior most executive whose responsibility it is to oversee all Human Resources matters of the Company on a global basis shall be the Claims Administrator, and if both of the immediately aforementioned positions are vacant, then the CEO shall appoint an individual to be the Claims Administrator. The Claims Administrator, in his or her discretion, may delegate in writing the Claims Administrator responsibilities to a committee comprised of three (3) individuals selected from among the human resources personnel and human resources attorneys of the Company and its subsidiaries, who shall act as Claims Administrator.
A.Initial Claim
To the extent that an Eligible Employee believes that he or she is entitled to a benefit under the Plan that such Eligible Employee has not received, such Eligible Employee may file a claim for benefits under the Plan, as provided in this Section IX of the Plan.

Exhibit 10.45
1.Procedure for Filing a Claim
An Eligible Employee must submit a claim in writing on the appropriate claim form (or in such other manner acceptable to the Claims Administrator), along with any supporting comments, documents, records and other information, to the Claims Administrator in person or by messenger.
If an Eligible Employee fails to properly file a claim for a benefit under the Plan, the Eligible Employee shall be considered not to have exhausted all administrative remedies under the Plan, and shall not be able to bring any legal action for the benefit. Claims and appeals of denied claims may be pursued by an Eligible Employee, or if approved by the Claims Administrator, by an Eligible Employee’s authorized representative.
2.Initial Claim Review
The Claims Administrator shall conduct the initial claim review. The Claims Administrator shall consider the applicable terms and provisions of the Plan and amendments to the Plan, and any information and evidence presented by the Eligible Employee and any other relevant information.
3.Initial Benefit Determination
(a)Timing of Notification on Initial Claim
The Claims Administrator shall notify an Eligible Employee about his or her claim within a reasonable period of time, but, in any event, within ninety (90) days after the Plan Administrator or Claims Administrator, as the case may be, receives the Eligible Employee’s claim, unless the Claims Administrator determines that special circumstances require an extension of time for processing the claim. If the Claims Administrator determines that an extension is needed, the Eligible Employee shall be notified before the end of the initial ninety (90)-day period. The notification shall say what special circumstances require an extension of time. The Eligible Employee shall be told the date by which the Claims Administrator expects to render the determination, which in any event shall be within ninety (90) days from the end of the initial ninety (90)-day period.
If such an extension is necessary because an Eligible Employee did not submit the information necessary to decide the claim, the time period in which the Plan Administrator is required to make a decision shall be frozen from the date on which the notification is sent to the Eligible Employee until the Eligible Employee responds to the request for additional information. If the Eligible Employee fails to provide the necessary information in a reasonable period of time, the Plan Administrator may, in its discretion, decide the Eligible Employee’s claim based on the information already provided.
(b)Manner and Content of Notification of Denied Claim
In the event the Claims Administrator denies an Eligible Employee’s claim for benefits, the Claims Administrator shall provide an Eligible Employee with written or electronic notice of any denial, in accordance with applicable U.S. Department of Labor regulations. The notification shall include:
i.the specific reason or reasons for the denial;
ii.reference to the specific provision(s) of the Plan on which the determination is based;
iii.a description of any additional material or information necessary for an Eligible Employee to revise the claim and an explanation of why such material or information is necessary; and

Exhibit 10.45
iv.a description of the Plan’s review procedures and the time limits applicable to such procedures.
4.Claims Processing
In the event the Claims Administrator approves an Eligible Employee’s claim for benefits, the Claims Administrator shall provide the Release that the Eligible Employee must sign pursuant Section VI of the Plan, and shall coordinate with the applicable Company payroll department, the Company benefits department, and any other Company entity or counsel as necessary to implement the terms of Section IV of the Plan.
B.Review of Initial Benefit Denial
1.Procedure for Filing an Appeal of a Denial
Any appeal of a denial must be delivered to the Plan Administrator within sixty (60) days after an Eligible Employee receives notice of denial. Failure to appeal within the sixty (60)-day period shall be considered a failure to exhaust all administrative remedies under the Plan and shall make an Eligible Employee unable to bring a legal action to recover a benefit under the Plan. An Eligible Employee’s appeal must be in writing, using the appropriate form provided by the Plan Administrator (or in such other manner acceptable to the Plan Administrator). The request for an appeal must be filed with the Plan Administrator in person or by messenger, in either case, evidenced by written receipt or by first-class postage-paid mail and return receipt requested, to the Plan Administrator.
2.Review Procedures for Denials
The Plan Administrator shall provide a review that takes into account all comments, documents, records and other information submitted by an Eligible Employee without regard to whether such information was submitted or considered in the initial benefit determination. An Eligible Employee shall have the opportunity to submit written comments, documents, records and other information relating to the claim and shall be provided, upon request and free of charge, reasonable access to and copies of all relevant documents.
3.Timing of Notification of Benefit Determination on Review
The Plan Administrator shall notify an Eligible Employee of the Plan Administrator’s decision within a reasonable period of time, but in any event within sixty (60) days after the Plan Administrator receives the Eligible Employee’s request for review, unless the Plan Administrator determines that special circumstances require more time for processing the review of the adverse benefit determination.
If the Plan Administrator determines that an extension is required, the Plan Administrator shall tell an Eligible Employee in writing before the end of the initial sixty (60)-day period. The Plan Administrator shall tell the Eligible Employee the special circumstances that require an extension of time, and the date by which the Plan Administrator expects to render the determination on review, which in any event shall be within sixty (60) days from the end of the initial sixty (60)-day period.
If such an extension is necessary because an Eligible Employee did not submit the information necessary to decide the claim, the time period in which the Plan Administrator is required to make a decision shall be frozen from the date on which the notification is sent to the Eligible Employee until the Eligible Employee responds to the request for additional information. If the Eligible Employee fails to provide the necessary information in a reasonable period of time, the Plan Administrator may, in its discretion, decide the Eligible Employee’s claim based on the information already provided.
4.Manner and Content of Notification of Benefit Determination on Review

Exhibit 10.45
The Plan Administrator shall provide a notice of the Plan’s benefit determination on review, in accordance with applicable U.S. Department of Labor regulations. If an Eligible Employee’s appeal is denied, the notification shall include:
(a)the specific reason or reasons for the denial;
(b)reference to the specific provision(s) of the Plan on which the determination is based; and
(c)a statement that the Eligible Employee is entitled to receive, upon request and free of charge, reasonable access to and copies of all relevant documents.
If an Eligible Employee’s appeal is approved, the Plan Administrator shall forward the claim to the Claims Administrator for processing in accordance with Section IX.A.4 above.
C.Legal Action
An Eligible Employee cannot bring any action to recover any benefit under the Plan if the Eligible Employee does not file a valid claim for a benefit and seek timely review of a denial of that claim. Any court action by an Eligible Employee to enforce the Eligible Employee’s rights under the Plan following a Change in Control shall be subject to a de novo standard of review, and an Eligible Employee shall be reimbursed for reasonable attorneys’ fees and costs incurred in seeking to enforce his or her rights under the Plan to the extent he or she prevails as to the material issues in such dispute. The reimbursement of attorneys’ fees shall be made promptly following delivery of an invoice therefor.
X.Withholding Taxes
The Company may withhold from any amounts payable under the Plan such federal, state, local or other taxes as may be required to be withheld pursuant to any applicable law or regulation.
XI.Miscellaneous
A.No Effect on Other Benefits
Any Severance received by an Eligible Employee under the Plan shall not be counted as compensation for purposes of determining benefits under other benefit plans, programs, policies and agreements, except to the extent expressly provided therein or in the Plan.
B.Unfunded Obligation
Any Severance and benefits provided under the Plan shall constitute an unfunded obligation of the Company. Severance and other benefits paid under the Plan will be made, when due, entirely by the Company from its general assets. The Plan shall constitute solely an unsecured promise by the Company to provide Severance to Eligible Employees to the extent provided herein. For the avoidance of doubt, any pension, health or life insurance benefits to which an Eligible Employee may be entitled under the Plan shall be provided under other applicable employee benefit plans of the Company. The Plan does not provide the substantive benefits under such other employee benefit plans, and nothing in the Plan shall restrict the Company’s ability to amend, modify or terminate such other employee benefit plans.

Exhibit 10.45
C.Employment Status
The Plan does not create an employment relationship between any Eligible Employee and the Company or any of its subsidiaries. The Plan is not a contract of employment, is not part of a contract of employment (unless such contract explicitly incorporates the Plan into such contract), does not guarantee the Eligible Employee employment for any specified period and does not limit the right of the Company or any subsidiary of the Company to terminate the employment of the Eligible Employee at any time for any reason or no reason or to change the status of any Eligible Employee’s employment or to change any employment policies.
D.Section Headings
The section headings contained in the Plan are included solely for convenience of reference and shall not in any way affect the meaning of any provision of the Plan.
E.Governing Law
It is intended that the Plan be an “employee welfare benefit plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) maintained for the purpose of providing benefits for a select group of management or highly compensated employees, and the Plan shall be administered in a manner consistent with such intent. The Plan Administrator shall provide any documents relating to the Plan to the Secretary of the U.S. Department of Labor upon request. The Plan and all rights under the Plan shall be governed and construed in accordance with ERISA, and, to the extent not preempted by federal law, with the laws of the State of New York. The Plan shall also be subject to all applicable non-U.S. laws as to Eligible Employees located outside of the United States.
In the event that any provision of the Plan is not permitted by the Local Laws of a country or jurisdiction in which an Eligible Employee works, such Local Law shall supersede or modify (as applicable) that provision of the Plan with respect to that Eligible Employee.
F.Assignment
The Plan shall inure to the benefit of and shall be enforceable by an Eligible Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If an Eligible Employee should die while any amount is still payable to the Eligible Employee under the Plan had the Eligible Employee continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan, or as determined by the Committee, to the Eligible Employee’s estate. An Eligible Employee’s rights under the Plan shall not otherwise be transferable or subject to lien or attachment.

Glossary of Terms
“Cause” shall mean (i) the Eligible Employee’s conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (A) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, or (B) on a felony charge or (C) on an equivalent charge to those in clauses (A) and (B) in jurisdictions which do not use those designations; (ii) the Eligible Employee’s engagement in any conduct which constitutes an employment disqualification under applicable law (including statutory disqualification as defined under the Exchange Act); (iii) the Eligible Employee’s violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which the Company or any of its subsidiaries or affiliates is a member; or (iv) the Eligible Employee’s material violation of the Company’s codes or conduct or any other Company policy as in effect from time to time. The determination as to whether Cause has occurred shall be made by the Committee, with respect to any Eligible Employee under the purview of the Committee, or the Senior C&B Executive, with respect to any other Eligible Employee, in each case, in its or his or her sole discretion. The Committee or Senior C&B Executive, as applicable, shall also have the authority in his or her sole discretion to waive the consequences of the existence or occurrence of any of the events, acts or omissions constituting Cause.
“Change in Control” shall mean the occurrence of any of the following events:
i.Individuals who, on the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided that any person becoming a director subsequent to the Effective Date, whose election or nomination for election was approved by a vote of at least two-thirds (2/3) of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;
ii.Any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act other than AIG or its subsidiaries), becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (“Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of an acquisition of Company Voting Securities: (A) by the Company or any subsidiary of the Company; (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company; or (C) by any underwriter temporarily holding securities pursuant to an offering of such securities;
iii.The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company (a “Business Combination”) that results in any person becoming the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the total voting power of the outstanding voting securities eligible to elect directors of the entity resulting from such Business Combination;

iv.The consummation of a sale of all or substantially all of the Company’s assets (other than to an affiliate of the Company); or
v.The Company’s stockholders approve a plan of complete liquidation or dissolution of the Company.
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person holds or acquires beneficial ownership of more than fifty percent (50%) of the Company Voting Securities as a result of a “Company share repurchase program” or other acquisition of Company Voting Securities by the Company which reduces the total number of Company Voting Securities outstanding; provided that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control shall then occur.
For the avoidance of doubt, neither the initial public offering nor any subsequent public offering of Company Voting Securities by AIG, Argon Holdco LLC or their respective affiliates that is not also a Change in Control described in clause (ii) or (iii) of this definition of Change in Control shall constitute a Change in Control for purposes of the Plan and the Awards.
“Disability” shall mean a period of medically determined physical or mental impairment that is expected to result in death or last for a period of not less than twelve (12) months during which the Eligible Employee qualifies for income replacement benefits under the Eligible Employee’s employer’s long-term disability plan for at least three (3) months, or, if the Eligible Employee does not participate in such a plan, a period of disability during which the Eligible Employee is unable to engage in any substantial gainful activity by reason of any medically determined physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder.
“Good Reason” shall mean, without an Eligible Employee’s written consent, a reduction of more than twenty percent (20%) in the Eligible Employee’s annual target direct compensation opportunity (including annual base salary, short-term incentive opportunity and long-term incentive opportunity); provided that such reduction will not constitute Good Reason if it results from a Board-approved program generally applicable to similarly situated employees; provided, further, that in the event of CIC Covered Termination, Good Reason shall also mean (i) a material diminution in the Eligible Employee’s authority, duties or responsibilities following the Change in Control, provided that a change in the Eligible Employee’s reporting relationship will not constitute Good Reason unless it affects an Eligible Employee whom the Company has classified as an executive vice president or above; or (ii) a relocation of the office at which the Eligible Employee performs his or her services to a location that increases his or her one-way commute by more than fifty (50) miles following a Change in Control. Notwithstanding the foregoing, a termination for Good Reason shall not have occurred unless (a) the Eligible Employee gives written notice to the Company of termination of employment within thirty (30) days after the Eligible Employee first becomes aware of the occurrence of the circumstances constituting Good Reason, specifying in detail the circumstances constituting Good Reason, and the Company has failed within thirty (30) days after receipt of such notice to cure the circumstances constituting Good Reason, and (b) the Eligible Employee’s “separation from service” (within the meaning of Code section 409A) occurs no later than two (2) years following the initial existence of the circumstances giving rise to Good Reason.

“Senior C&B Executive” means the Company’s most senior executive whose responsibility it is to oversee both the Corporate Compensation Department and the Corporate Benefits Department. In the event that no individual holds such position, “Senior C&B Executive” will instead refer to the Company’s most senior executive whose responsibility it is to oversee the U.S. Human Resources Department.
“Senior HR Attorney” means the Company’s most senior attorney whose responsibility it is to oversee Human Resource/employment matters and in the event that no individual holds this position, Senior HR Attorney shall refer to the General Counsel.

EXHIBIT A
COREBRIDGE FINANCIAL, INC.
RELEASE AND RESTRICTIVE COVENANT AGREEMENT
This Release and Restrictive Covenant Agreement (the “Agreement”) is entered into by and between _________________________ (the “Employee”) and Corebridge Financial, Inc., a Delaware Corporation (the “Company”).
Each capitalized term not otherwise defined herein has the same meaning as set forth in the Corebridge Financial, Inc. Executive Severance Plan.
I.Termination of Employment
The Employee’s employment with the Company and each of its subsidiaries and controlled affiliates (collectively, “Corebridge”) shall terminate on _______________ (the “Termination Date”) and, as of that date, the Employee shall cease performing the Employee’s employment duties and responsibilities for Corebridge and shall no longer report to work for Corebridge. For purposes of this Agreement, the term “controlled affiliates” means an entity of which the Company directly or indirectly owns or controls a majority of the voting shares.
II.Severance and Long-Term Incentive Plan
1. Severance

The Employee shall receive a lump sum severance payment in the gross amount of $_______________, less applicable tax withholdings paid out as soon as practicable following the date this Agrement [FOR EMPLOYEES 40 AND OLDER: becomes effective,] [FOR EMPLOYEES UNDER 40, is fully executed], but in no event later than March 15th of the year immediately following the Termination Year.
[IF TERMINATED AFTER MARCH 31ST The Employee shall also receive a prorated annual short-term incentive bonus for the Termination Year calculated in accordance with Section IV.B(1)(b) of the Plan and payable when such incentives are regularly paid to similarly-situated active employees.]

[IF TERMINATED BEFORE PRIOR YEAR’S STI IS PAID: The Employee shall also receive a lump sum cash payment equal to the Employee’s annual short-term incentive bonus for the prior year if such bonus has not been paid as of the date of termination calculated in accordance with Section IV.B(1)(a) of the Plan and payable when annual short-term incentive bonuses for the prior year are regularly paid to similarly-situated active employees.]

[INSERT FOR GRADES 27+: Any bonus or incentive compensation paid to Employee is subject to the Corebridge Clawback Policy as may be amended from time to time.]

The Employee shall also receive a Supplemental Health & Life Payment of $40,000, less applicable tax withholdings, which may, among other things, be used to pay for COBRA and life insurance coverage after the Termination Date. The Employee shall also be paid any accrued: (i) wages, (ii) reimbursed expenses and (iii) unused paid time off (“PTO”) as of the Termination Date. The Employee shall not accrue any PTO after the Termination Date.
2. Long-Term Incentive Plan
For purposes of the Corebridge Financial, Inc. Long Term Incentive Plan (“LTIP”), Employee’s termination will be considered a termination without Cause (as defined in the
A-1

LTIP) as of the Termination Date, and Employee shall retain any rights that Employee may have under the LTIP for payment of awards under a termination without Cause.

Corebridge is required to withhold FICA taxes (including Social Security and Medicare taxes) for US employees within the calendar year that the RSU and/or PSU awards are earned and vested, even though these awards may have not yet been delivered.  Corebridge will withhold shares from any outstanding earned and vested LTI awards to cover Employee’s FICA tax obligation for these awards.  This withholding will cover the full FICA obligation related to these awards, and no further FICA will be withheld once these shares are subsequently delivered to Employee.

Any long-term incentive compensation paid to Employee is subject to the Corebridge Clawback Policy as amended from time to time.

The Employee agrees that if the Employee fails to fulfill the Employee’s duties under Sections V and IX below, the Employee will forfeit the right to receive any of the payments set forth in this Section II(2) that the Employee would not otherwise be entitled to receive under the terms and conditions of the LTIP (and Corebridge shall be entitled to immediately cease paying any such amounts remaining due to the Employee pursuant to this Section II(2) and, to the extent that any such payments already have been made to the Employee at or prior to the time of the Employee’s failure to satisfy any such condition, the Employee must immediately return to Corebridge all such sums already paid to the Employee.

All payments (whether in cash, shares or otherwise) provided for under this Section II(2) of this Agreement are subject to applicable tax withholdings.

III.Other Benefits
Nothing in this Agreement modifies or affects any of the terms of any benefit plans or programs (defined as medical, life, pension and 401(k) plans or programs and including, without limitation, Corebridge’s right to alter the terms of such plans or programs). No further deductions or employer matching contributions shall be made on behalf of the Employee to the Corebridge Financial, Inc. Retirement Savings 401(k) Plan (the “401(k) Plan”) as of the last day of the pay period in which the Termination Date occurs.
The Employee shall no longer participate in or be eligible for coverage under the short-term and long-term disability programs in which the Employee participates as of immediately prior to Termination Date and the 401(k) Plan. After the Termination Date, the Employee may decide, under the 401(k) Plan, whether to elect a rollover or distribution of the Employee’s account balance or to keep the account balance in the 401(k) Plan.
As set forth in Section IV.D of the Plan, the Employee shall be entitled to continued health insurance coverage under COBRA for a period in accordance with the requirements under COBRA unless the Employee is or becomes ineligible under the provisions of COBRA for continuing coverage. The Employee shall be solely responsible for paying the full cost of the monthly premiums for COBRA coverage. In addition, the Employee shall be entitled to one (1) year of additional service credit and credit for additional age solely for purposes of determining the Employee’s eligibility to participate in any Corebridge retiree medical program and, if eligible, may choose to participate in such Corebridge retiree medical program as of the Termination Date at the applicable rate or pay for COBRA coverage. If the Employee chooses to pay for COBRA coverage and retains such coverage for the full COBRA period, the Employee may participate in the Corebridge retiree medical program following the COBRA period.
[INSERT IF EMPLOYEE HAS LEADERSHIP CONTINUITY AWARD: The Employee shall receive a continuity incentive award under the Corebridge Leadership Continuity Plan in the amount of $_________ (less applicable tax withholdings), payable as soon as practicable following the Termination Date but in no event later than March 15th of the year immediately following the Termination Year, i.e., 20__].

The Company agrees to provide outplacement services to Employee with RiseSmart in accordance with the terms of the contract between Corebridge and RiseSmart. However, such services shall commence only at the request of Employee to RiseSmart no later than one year following the Termination Date.

Except as set forth in this Agreement and the Plan, there are no other payments or benefits due to the Employee from Corebridge. The Employee acknowledges and agrees that Corebridge has made no representations to the Employee as to the applicability of Code section 409A to any of the payments or benefits provided to the Employee pursuant to the Plan or this Agreement.
IV.Release of Claims
In consideration of the payments and benefits described in Section IV of the Plan and Section II of this Agreement, to which the Employee agrees the Employee is not entitled until and unless the Employee executes this Agreement and any applicable revocation period has expired, the Employee, for and on behalf of the Employee and the Employee’s heirs and assigns, subject to the following two sentences hereof, agrees to all the terms and conditions of this Agreement and hereby waives and releases any common law, statutory or other complaints, claims, or causes of action of any kind whatsoever, both known and unknown, in law or in equity, which the Employee ever had, now has or may have against Corebridge or AIG and their respective shareholders (other than C.V. Starr & Co., Inc. and Starr International Company, Inc.), successors, predecessors, assigns, directors, officers, partners, members, employees, agents benefit plans, or the Plan (collectively, the “Releasees”), arising on or before the date of the Employee’s execution of this Agreement, including, without limitation, any complaint, or cause of action arising under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, [the New Jersey Conscientious Employee Protection Act/the District of Columbia Human Rights Act/the West Virginia Rights Act/the Massachusetts Wage Act, (M.G.L. ch. 149 §§148, et seq.), the Massachusetts Fair Employment Practices Act (M.G.L. ch. 151B § 1, et seq.), the Massachusetts Civil Rights Act (M.G.L. ch. 12 §§11H and 11I), the Massachusetts Equal Rights Act (M.G.L. ch. 93 §102, and M.G.L. ch. 214 § 1C), the Massachusetts Labor and Industries Act (M.G.L. ch. 149 § 1, et seq.), the Massachusetts Privacy Act (M.G.L. ch. 214 §1B)], all as amended; and all other federal, state, local and foreign laws and regulations. By signing this Agreement, the Employee acknowledges that the Employee intends to waive and release any rights known or unknown that the Employee may have against the Releasees under these and any other laws; provided that the Employee does not waive or release claims with respect to the right to enforce the Employee’s rights under this Agreement or with respect to any rights to indemnification under the Company’s certificate of incorporation and by-laws or with respect to claims that the law does not permit Employee to waive by signing this Agreement (the “Unreleased Claims”). Nothing herein modifies or affects any vested rights that Employee may have under any applicable retirement plan, 401(k) plan, incentive plan or deferred compensation plan; nor does this Agreement and Release confer any such rights with respect to such plans, which are governed by the terms of the respective plans (and any agreements under such plans).
[For California Employees Only]
All Existing Claims Waived. Employee acknowledges that Employee may hereafter discover claims in addition to or different from those which Employee now knows or believes to exist with respect to the subject matter of this Release and which, if known or suspected at the time of executing this Release, may have materially affected Employee’s decision to execute this Release. Employee hereby waives any such claims. This is an express waiver of California Civil Code § 1542, which reads as follows:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that, if known by him or her must have materially affected his or her settlement with the debtor or released party.”
V.Proceedings
The Employee acknowledges that the Employee has not filed any complaint, charge, claim or proceeding, except with respect to an Unreleased Claim, if any, against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”). The Employee represents that the Employee is not aware of any basis on which such a Proceeding could reasonably be instituted. By signing this Agreement the Employee:
(a)acknowledges that the Employee shall not initiate or cause to be initiated on his or her behalf any Proceeding and shall not participate in any Proceeding, in each case, except as set forth below or as required by law; and
(b)waives any right to recover any monetary damages or other individual relief arising out of any Proceeding.
Notwithstanding the above, nothing in this Agreement shall:
    (x)    limit or affect the Employee’s right to challenge the validity of the Employee’s Release set forth in Section IV above under the ADEA or the Older Workers Benefit Protection Act; or
(y)    prevent the Employee from filing a charge or complaint with, or participating in any investigation or proceeding conducted by, the EEOC, the National Labor Relations Board or other federal, state or local governmental or regulatory agencies.
VI.Time to Consider
The payments and benefits payable to the Employee under this Agreement include consideration provided to the Employee over and above anything of value to which the Employee already is entitled. The Employee acknowledges that the Employee has been advised that the Employee has [FOR ONE-OFF TERMINATION AND ANY EMPLOYEE UNDER 40: 21 days] [IF TERMINATION IS PART OF RIF OF MORE THAN ONE EMPLOYEE AND EMPLOYEE IS 40 OR OLDER: 45 days] from the date of the Employee’s receipt of this Agreement to consider all the provisions of this Agreement [INSERT IF TERMINATION IS PART OF RIF OF MORE THAN ONE EMPLOYEE: AND EMPLOYEE IS 40 OR OLDER: , and that Employee has received the attached Exhibit A].

THE EMPLOYEE FURTHER ACKNOWLEDGES THAT THE EMPLOYEE HAS READ THIS AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO CONSULT AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW THE EMPLOYEE IS GIVING UP CERTAIN RIGHTS WHICH THE EMPLOYEE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION IV OF THIS AGREEMENT AND THE OTHER PROVISIONS HEREOF. THE EMPLOYEE ACKNOWLEDGES THAT THE EMPLOYEE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT, AND THE EMPLOYEE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

VII.Revocation [for Employees age forty (40) and over]
The Employee hereby acknowledges and understands that the Employee shall have seven (7) days from the date of the Employee’s execution of this Agreement to revoke this Agreement (including, without limitation, any and all claims arising under the ADEA) by providing written notice of revocation delivered to Chris Banthin no later than 5:00 pm on the seventh day after the Employee has signed the Agreement. Neither the Company nor any other person is obligated to provide any benefits to the Employee pursuant to Section

IV of the Plan or this Agreement until eight (8) days have passed since the Employee’s signing of this Agreement without the Employee having revoked this Agreement. If the Employee revokes this Agreement pursuant to this Section, the Employee shall be deemed not to have accepted the terms of this Agreement, and no action shall be required of Corebridge under any section of this Agreement. This Agreement will not become effective and enforceable until the eighth day after Employee’s signature (if not revoked pursuant to the terms of this paragraph).
VIII.No Admission
This Agreement does not constitute an admission of liability or wrongdoing of any kind by the Employee or Corebridge.
IX.Restrictive Covenants
A.Non-Solicitation/Non-Competition
The Employee acknowledges and recognizes the highly competitive nature of the businesses of Corebridge and, in light of the confidential information received during employment with Corebridge and the valuable benefits received under this Agreement, accordingly agrees as follows:
1.During the period commencing on the Employee’s Termination Date and ending on the one-year anniversary of such date (the “Restricted Period”), the Employee shall not, directly or indirectly, regardless of who initiates the communication, solicit, participate in the solicitation or recruitment of, or in any manner encourage or provide assistance to any employee, consultant, registered representative, or agent of Corebridge to terminate his or her employment or other relationship with Corebridge or to leave its employ or other relationship with Corebridge for any engagement in any capacity or for any other person or entity, without Corebridge’s written consent.
2.During the period commencing on the Employee’s Termination Date and ending on the six-month anniversary of such date, the Employee shall not, directly or indirectly:
(a)engage in any “Competitive Business” (defined below) for the Employee’s own account;
(b)enter the employ of, or render any services to, any person engaged in any Competitive Business;
(c)acquire a financial interest in, or otherwise become actively involved with, any person engaged in any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or
(d)interfere with business relationships between Corebridge and customers or suppliers of, or consultants to Corebridge.
3.For purposes of this Section IX, a “Competitive Business” a means, as of any date, including during the Restricted Period, any person or entity (including any joint venture, partnership, firm, corporation or limited liability company) that engages in or proposes to engage in the following activities in any geographical area in which Corebridge does such business:
(a)the individual retirement business, including the manufacture, issuance and sale of fixed, fixed index and variable annuities;

(b)the group retirement business, including: (A) the provision of retirement plans and services to employees of tax-exempt and public sector organizations within the K-12, higher education, healthcare, government and other tax-exempt markets, (B) the manufacture, issuance and sale of group annuities and (C) the provision of financial planning, brokerage and advisory services to individuals;
(c)the life insurance business, including the manufacture, issuance and sale of life insurance policies;
(d)the institutional life and retirement insurance market, including the offering of pension risk transfer products, institutional life insurance sold through the bank-owned life insurance and corporate-owned life insurance markets, stable value wraps and structured settlements; and
(e)Any other business that as of such date is a direct and material competitor of one of Corebridge’s businesses.
4.Notwithstanding anything to the contrary in this Agreement, the Employee may directly or indirectly, own, solely as an investment, securities of any person engaged in the business of Corebridge which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Employee (a) is not a controlling person of, or a member of a group which controls, such person and (b) does not, directly or indirectly, own one percent (1%) or more of any class of securities of such person.
5.The Employee understands that the provisions of this Section IX.A may limit the Employee’s ability to earn a livelihood in a business similar to the business of Corebridge but the Employee nevertheless agrees and hereby acknowledges that:
(a)such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of Corebridge;
(b)such provisions contain reasonable limitations as to time and scope of activity to be restrained;
(c)such provisions are not harmful to the general public; and
(d)such provisions are not unduly burdensome to the Employee. In consideration of the foregoing and in light of the Employee’s education, skills and abilities, the Employee agrees that the Employee shall not assert that, and it should not be considered that, any provisions of Section IX.A otherwise are void, voidable or unenforceable or should be voided or held unenforceable.
6.It is expressly understood and agreed that, although the Employee and the Company consider the restrictions contained in this Section IX.A to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Section IX.A or elsewhere in this Agreement is an unenforceable restriction against the Employee, the provisions of the Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

B.Nondisparagement
The Employee agrees (whether during or after the Employee’s employment with Corebridge) not to issue, circulate, publish or utter any disparaging statements, remarks or rumors about the Releasees. Nothing in this Agreement shall prevent Employee from making or publishing any truthful statement (a) when required by law, subpoena or court order or at the request of an administrative agency or legislature, (b) in the course of any legal, arbitral, administrative, legislative or regulatory proceeding, (c) to any governmental authority, regulatory agency or self-regulatory organization, (d) in connection with any investigation by Corebridge, or (e) where a prohibition or limitation on such communication is unlawful. Nothing in this paragraph limits the Employee’s rights identified in section X.D. of this Agreement. [INSERT IF EMPLOYEE IS IN CALIFORNIA AND AGREEMENT IS NOT RESOLVING AN EMPLOYMENT DISCRIMINATION-RELATED CLAIM IN COURT OR BEFORE AN ADMINISTRATIVE AGENCY, IN AN ALTERNATIVE DISPUTE RESOLUTION FORUM, OR THROUGH AN EMPLOYER’S INTERNAL COMPLAINT PROCESS: Furthermore, nothing in this Release shall prevent Employee from discussing or disclosing information about acts in the workplace that Employee has a good faith belief are unlawful, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.]

    [INSERT IF EMPLOYEE NEGOTIATES MUTUAL NON-DISPARAGEMENT AS A STAND-ALONE PARAGRAPH]: Corebridge shall instruct [names] that they should not make any disparaging statements about the Employee. Nothing herein shall prevent [names] from making or publishing any truthful statement about Employee (a) when required by law, subpoena or court order or at the request of an administrative agency or legislature, (b) in the course of any legal, arbitral, administrative, legislative or regulatory proceeding, (c) to any governmental authority, regulatory agency or self-regulatory organization, (d) in connection with any investigation by Corebridge, (e) where a prohibition or limitation on such communication is unlawful, or (f) to the extent reasonably necessary in the ordinary course of business.]

C.Code of Conduct
The Employee agrees to abide by all of the terms of the Company’s Code of Conduct or the Director, Executive Officer and Senior Financial Officer Code of Business Conduct and Ethics that continue to apply after termination of employment.
D.Confidentiality/Company Property
The Employee acknowledges that the disclosure of this Agreement or any of the terms hereof could prejudice Corebridge and would be detrimental to Corebridge’s continuing relationship with its employees. Accordingly, the Employee agrees not to discuss or divulge either the existence or contents of this Agreement (except, if required, Employee may disclose the contents of Section IX.A only, in connection with prospective employment) to anyone other than the Employee’s immediate family, attorneys, tax and financial advisors, governmental authorities or regulators or as may be legally required, except as provided below, and further agrees to use the Employee’s best efforts to ensure that none of Employee’s immediate family, attorneys, or tax and financial advisors will reveal its existence or contents to anyone else. The Employee shall not, without the prior written consent of Corebridge, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity, any “Confidential Information” (as defined below), or any “Personal Information” (as defined below); provided that the Employee may disclose Confidential Information, or Personal Information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of Corebridge, as the case may be, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Employee to divulge, disclose or make accessible such information; provided, further, that in the event that the Employee is ordered by a court or other government agency to disclose any Confidential Information or Personal Information, the Employee shall (if permitted to do so by applicable law):

(a)promptly notify Corebridge of such order;
(b)at the written request of Corebridge, diligently contest such order at the sole expense of Corebridge; and
(c)at the written request of Corebridge, seek to obtain, at the sole expense of Corebridge, such confidential treatment as may be available under applicable laws for any information disclosed under such order.
Nothing in this Agreement or any Corebridge policy prohibits or restricts the Employee from communicating with or responding to any inquiry by the Securities and Exchange Commission, law enforcement, the Equal Employment Opportunity Commission[IF EMPLOYEE IS IN NEW YORK:, the New York State Division of Human Rights, the New York City Commission on Civil Rights or any other local commission on human rights], or any other local, state, or federal governmental or regulatory authority, any self-regulatory organization, or any attorney retained by the Employee, provided that Corebridge does not waive any attorney-client privilege over any information provided by the Employee that is appropriately covered by such privilege.
[INSERT IF EMPLOYEE IS IN CALIFORNIA: In addition, nothing in this Agreement shall be construed as a waiver of Employee’s right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Released Parties if Employee is required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.]
[INSERT IF EMPLOYEE IS IN CALIFORNIA BUT ONLY IF EMPLOYEE HAS ALSO FILED A CLAIM IN A CIVIL ACTION OR A COMPLAINT WITH AN ADMINISTRATIVE AGENCY WHICH INCLUDES ALLEGATIONS OF EITHER HARASSMENT, DISCRIMINATION, SEXUAL ASSAULT, FAILURE TO PREVENT WORKPLACE HARASSMENT OR DISCRIMINATION, AND/OR RETALIATION AGAINST A PERSON FOR REPORTING HARASSMENT OR DISCRIMINATION: Nothing in this Agreement shall be construed to prevent the disclosure of factual information related to any acts of sexual assault, sexual harassment, workplace harassment or discrimination, failure to prevent an act of workplace harassment or discrimination, or act of retaliation against a person for reporting harassment or discrimination which acts are related to the claim filed by Employee which has been designated as [INSERT DESCRIPTOR OF LAWSUIT OR EEOC CHARGE, ETC. (For example, reference defined term “Charge or Lawsuit from paragraph 1, or state e.g., Santa Clara County Superior Court case Number ABC-12345, or California DFEH Case No. 123456)].

Upon the Termination Date the Employee shall return Corebridge property, including, without limitation, files, records, disks and any media containing Confidential Information or Personal Information. For purposes of this Section IX.D:
“Confidential Information” means an item of information or a compilation of information in any form (tangible or intangible), related to Corebridge’s business that Corebridge has not made public or authorized public disclosure of, and that is not generally known to the public through proper means. Confidential Information includes, but is not limited to: (a)  business plans and analysis, customer and prospective customer lists, personnel, staffing and compensation information, marketing plans and strategies, research and development data, financial data, operational data, methods, techniques, technical data, know-how, innovations, computer programs, un-patented inventions, and trade secrets; and (b) information about the business affairs of third parties (including, but not limited to, customers and prospective customers) that such third parties provide to Corebridge in confidence.

“Personal Information” shall mean any information concerning the personal, social or business activities of the officers or directors of Corebridge.
E.Developments
Developments (as defined below) shall be the sole and exclusive property of Corebridge. The Employee agrees to, and hereby does, assign to Corebridge, without any further consideration, all of the Employee’s right, title and interest throughout the world in and to all Developments. The Employee agrees that all such Developments that are copyrightable may constitute works made for hire under the copyright laws of the United States and, as such, acknowledges that Corebridge is the author of such Developments and owns all of the rights comprised in the copyright of such Developments. The Employee hereby assigns to Corebridge without any further consideration all of the rights comprised in the copyright and other proprietary rights the Employee may have in any such Development to the extent that it might not be considered a work made for hire. The Employee shall make and maintain adequate and current written records of all Developments and shall disclose all Developments promptly, fully and in writing to the Company promptly after development of the same, and at any time upon request.
“Developments” shall mean all discoveries, inventions, ideas, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, methods and improvements and enhancements conceived, developed or otherwise made or created or produced by the Employee alone or with others, and in any way relating to the business or any proposed business of Corebridge of which the Employee has been made aware, or the products or services of Corebridge of which the Employee has been made aware, whether or not subject to patent, copyright or other protection and whether or not reduced to tangible form, at any time during the Employee’s employment with Corebridge.
F.Cooperation
The Employee agrees (whether during or after the Employee’s employment with Corebridge) that, if served with a subpoena or order that would compel Employee to testify or respond to any regulatory inquiry, investigation, administrative proceeding or judicial proceeding regarding or in any way relating to the Releasees, including but not limited to any proceeding before or investigation by the EEOC concerning Employee’s employment with Corebridge, to send immediately (but in no event later than three (3) business days after Employee has been so served or notified) a written notification, and provide a copy of the subpoena or order, by overnight mail to General Counsel, Corebridge Financial, Inc., 2919 Allen Parkway, Woodson Tower, Houston, Texas 77019. The Employee further agrees (whether during or after the Employee’s employment with Corebridge) to cooperate with Corebridge in connection with any litigation or legal proceeding or any investigatory or regulatory matters in which the Employee may have relevant knowledge or information. This cooperation shall include, without limitation, the following:
(a)to meet and confer, at a time mutually convenient to the Employee and Corebridge, with Corebridge’s designated in-house or outside attorneys for purposes of assisting with any litigation or legal proceeding or any investigatory or regulatory matters, including answering questions, explaining factual situations, preparing to testify, or appearing for interview, deposition or trial testimony without the need for Corebridge to serve a subpoena for such appearance and testimony; and
(b)to give truthful sworn statements to Corebridge’s attorneys upon their request and, for purposes of any deposition or other testimony in any litigation or legal proceeding or any investigatory or regulatory matters, to adopt Corebridge’s attorneys as the Employee’s own (provided that there is no conflict of interest that would disqualify the attorneys from representing the Employee), and to accept their instructions at deposition.

Corebridge agrees to reimburse the Employee for reasonable out-of-pocket expenses necessarily incurred by the Employee in connection with the cooperation set forth in this paragraph. For the avoidance of doubt, reasonable out-of-pocket expenses do not include any attorneys’ fees and expenses incurred by the Employee in connection with the cooperation set forth in this paragraph. Any such legal fees and costs for the retention of separate counsel, including issues of advancement and indemnification, are separately governed by the applicable Company by-laws.
X.Enforcement and Clawback
If (a) at any time the Employee breaches Sections V, IX.B, and IX.D of this Agreement; (b) within one (1) year of the expiration of any restrictive covenant described in Section IX.A, of this Agreement, Corebridge determines that the Employee materially breached such restrictive covenant during its applicable term; or (c) within one (1) year of the first payment date for any Severance payment or benefit due under the terms of the Plan, Corebridge determines that grounds existed, on or prior to the Termination Date, including prior to the Effective Date of the Plan, for Corebridge to terminate the Employee’s employment for Cause, then: (x) no further payments or benefits shall be due to the Employee under this Agreement and/or the Plan; and (y) the Employee shall be obligated to repay to Corebridge, immediately and in a cash lump sum, the amount of any Severance benefits (other than any amounts received by the Employee under Section IV.D of the Plan) previously received by the Employee under this Agreement and/or the Plan (which shall, for the avoidance of doubt, be calculated on a pre-tax basis); provided that the Employee shall in all events be entitled to receive accrued wages and expense reimbursement and accrued but unused vacation pay as set forth in Section IV.A of the Plan.
The Employee acknowledges and agrees that Corebridge’s remedies at law for a breach or threatened breach of any of the provisions of Sections IX.A, B, D and E of this Agreement would be inadequate, and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Corebridge, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. In addition, Corebridge shall be entitled to immediately cease paying any amounts remaining due or providing any benefits to the Employee pursuant to Section IV of the Plan upon a determination by the “Plan Administrator” (as defined in the Plan) that the Employee has violated any provision of Section IX of this Agreement, subject to payment of all such amounts upon a final determination, by a court of competent jurisdiction, that the Employee had not violated Section IX of this Agreement.
XI.Resignation From Board of Directors
The Employee will resign from his/her directorship of the Company and each of its subsidiaries and affiliates (and all other directorships, offices, and trusteeships, held in connection with his/her employment) by signing, dating and returning a letter in the form attached to this Agreement at Schedule 1 to Christina Banthin and undertakes to execute all further documents and do such further things as are necessary in order to give full effect to such resignations. The Employee acknowledges and agrees that the Severance and the Supplemental Health & Life Payment set forth in Section II of this Agreement are contingent upon Employee executing and returning such resignation letter.
XII.Inquiries From Prospective Employers
Employee agrees that Employee will direct any inquiries from prospective employers to The Work Number, at www.theworknumber.com, and the Company agrees that, in response to any such inquiries, The Work Number will only provide information regarding the dates of Employee’s employment and last job title, and shall inform the inquirer that it is company policy to provide only that information regarding former employees. Employee will need to provide Employee’s Social Security Number and the Corebridge Employer Code ([•]) to facilitate these inquiries.
XIII.General Provisions
A.No Waiver; Severability
A failure of the Company or any of the Releasees to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Agreement shall remain valid and binding upon the Employee and the Releasees.
B.Governing Law
THIS AGREEMENT SHALL BE GOVERNED BY THE EMPLOYEE RETIREMENT INCOME SECURITY OF 1974, AS AMENDED (“ERISA”). TO THE EXTENT THAT ERISA AND OTHER U.S. FEDERAL LAW DOES NOT APPLY, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE, WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS OR THE CONFLICT OF LAWS PROVISIONS OF ANY OTHER JURISDICTION WHICH WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF NEW YORK. THE EMPLOYEE CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS IN NEW YORK.
C.Entire Agreement/Counterparts
This Agreement constitutes the entire understanding and agreement between the Company and the Employee with regard to all matters herein. There are no other agreements, conditions, or representations, oral or written, express or implied, with regard thereto. This Agreement may be amended only in writing, signed by the parties hereto. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may be returned via mail or e-mail. An electronically transmitted signature shall be treated as an original signature for all purposes.
D.Notice
For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered: (a) personally; (b) by overnight courier service; (c) by electronic mail; or (d) by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith; provided that notice of change of address shall be effective only upon receipt. Notices shall be deemed given as follows: (x) notices sent by personal delivery or overnight courier shall be deemed given when delivered; (y) notices sent by electronic mail shall be deemed given upon the sender’s receipt and (z) notices sent by United States registered mail shall be deemed given two (2) days after the date of deposit in the United States mail.
If to the Employee, to the address as shall most currently appear on the records of Corebridge.
If to the Company, to Christina Banthin as follows:
By Email: Christina.banthin@corebridgefinancial.com

By Mail:
Christina Banthin
Corebridge Financial, Inc.
2919 Allen Parkway, Woodson Tower,
Houston, Texas 77019

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.

EMPLOYEE

By:    ______________________________
Name:            Date:

COREBRIDGE FINANCIAL, INC.

By:    ______________________________

SCHEDULE 1

MEMORANDUM

To:     Whom it May Concern

From:    [EMPLOYEE]

Re:    Resignation

Effective as of [INSERT THE TERMINATION DATE AS DEFINED IN RELEASE AND RESTRICTIVE COVENANT AGREEMENT], I hereby tender my resignation as officer and/or director of Corebridge Financial, Inc. and its subsidiaries or affiliates. This resignation is effective for Corebridge Financial, Inc. and all of its direct and indirect subsidiaries in which I hold the title of director, trustee, officer, committee member, authorized agent or any other positions of which I am a designated signer.

Date:
                            [Employee]